Filed Pursuant to Rule 433

Registration Statement No. 333-177806

September 4, 2012

LyondellBasell Industries N.V.

The following information supplements the Preliminary Prospectus Supplement dated September 4, 2012.

Issuer:	LyondellBasell Industries N.V.

Securities offered:	17,500,000 Ordinary Shares (plus 30-day option to purchase up to an additional 2,625,000 ordinary shares). All the ordinary shares are being sold by affiliates of Apollo Management Holdings, L.P. that are identified in the preliminary prospectus supplement.

Offering Price:	$46.94 per share

We have been advised by the underwriters that, prior to purchasing the ordinary shares being offered pursuant to the preliminary prospectus supplement, on September 4, 2012, one of the underwriters purchased, on behalf of the syndicate, 2,625,000 ordinary shares at a weighted average price of $47.1854 per share in stabilizing transactions.

On November 7, 2011, we filed a registration statement on Form S-3ASR with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was effective upon filing. Before you invest, you should read the prospectus supplement and the accompanying base prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying base prospectus if you request it by calling Goldman, Sachs & Co. at (866) 471-2526.